Exhibit 99.1

Werner Enterprises Reports First Quarter 2022 Results

First Quarter 2022 Highlights (all metrics compared to first quarter 2021)

•Total revenues of $764.6 million, up 24%
•Operating income of $83.5 million, up 34%; non-GAAP adjusted operating income of $86.2 million, up 37%
•Operating margin of 10.9%, up 80 bps; non-GAAP adjusted operating margin of 11.3%, up 110 bps
•Diluted EPS of $0.82, up 20%; non-GAAP adjusted diluted EPS of $0.96, up 40%

OMAHA, Neb., May 3, 2022 -- Werner Enterprises, Inc. (Nasdaq: WERN), a premier transportation and logistics provider, today reported results for the first quarter ended March 31, 2022.

“The Werner team once again achieved strong first quarter results in our Truckload Transportation Services and Logistics segments,” said Derek J. Leathers, Chairman, President and Chief Executive Officer. “This was our seventh consecutive quarter of record quarterly adjusted earnings per share. We are delivering superior service with valued capacity solutions for our winning customers. Our durable and resilient business model is performing well, and Werner is built to thrive over the long-term regardless of the economic and freight environments.”

Total revenues for the quarter were $764.6 million, an increase of $148.2 million compared to the prior year quarter, due to Truckload Transportation Services (“TTS”) revenues growth of $95.5 million and Logistics revenues growth of $51.2 million.

Operating income of $83.5 million increased $21.0 million, or 34%, while operating margin of 10.9% increased 80 basis points. On a non-GAAP basis, adjusted operating income of $86.2 million increased $23.5 million, or 37%. Adjusted operating margin of 11.3% increased 110 basis points from 10.2% for the same quarter last year.

Operating income in the Truckload Transportation Services segment increased $18.5 million due to fleet growth, higher freight rates and increased gains on sale of equipment, offset by cost increases for driver pay and driver sourcing, equipment maintenance and insurance and claims. On a non-GAAP basis, adjusted operating income in TTS increased $19.4 million, or 33%. Werner Logistics operating income increased $4.1 million resulting from improved revenue growth and an expanded operating margin. On a non-GAAP basis, adjusted operating income in Logistics increased $5.6 million, or 158%.

Interest expense of $1.4 million increased from $0.8 million due to an increase in average debt outstanding, partially offset by a decrease in the average effective interest rate incurred on our debt. The effective income tax rate during the quarter was 24.1%, compared to 24.9% in first quarter 2021.

During first quarter 2022, our strategic minority equity investments in autonomous technology companies had market valuation changes causing an unrealized loss on equity securities, which resulted in lower non-operating income of $9.8 million, or $0.11 per share. Consistent with prior reporting, market value increases or decreases for these strategic minority investments are adjusted for determining non-GAAP adjusted net income and non-GAAP adjusted earnings per share.

Werner Enterprises, Inc. - Release of May 3, 2022

Net income attributable to Werner of $53.7 million increased 16%. On a non-GAAP basis, adjusted net income attributable to Werner of $63.0 million increased 35%. Diluted earnings per share (“EPS”) for the quarter of $0.82 increased 20%. On a non-GAAP basis, adjusted diluted EPS of $0.96 increased 40%.

Key Consolidated Financial Metrics

	Three Months Ended March 31,
(In thousands, except per share amounts)	2022	2021	Y/Y Change
Total revenues	$764,605	$616,446	24%
Truckload Transportation Services revenues	558,417	462,949	21%
Werner Logistics revenues	189,008	137,853	37%
Operating income	83,511	62,471	34%
Operating margin	10.9%	10.1%	80 bps
Net income attributable to Werner	53,749	46,492	16%
Diluted earnings per share	0.82	0.68	20%
Adjusted operating income (1)	86,191	62,716	37%
Adjusted operating margin (1)	11.3%	10.2%	110 bps
Adjusted net income attributable to Werner (1)	62,984	46,676	35%
Adjusted diluted earnings per share (1)	0.96	0.68	40%
(1) See attached Reconciliation of Non-GAAP Financial Measures - Consolidated.

Truckload Transportation Services (TTS) Segment

•Revenues of $558.4 million increased $95.5 million
•Operating income of $76.1 million increased $18.5 million; non-GAAP adjusted operating income of $78.3 million increased $19.4 million
•Operating margin of 13.6% increased 120 basis points from 12.4%; non-GAAP adjusted operating margin of 14.0% increased 130 basis points from 12.7%
•Non-GAAP adjusted operating margin, net of fuel, of 16.4% increased 220 basis points from 14.2%
•Average segment trucks in service totaled 8,238, an increase of 448 trucks year over year, or 5.8%
•Dedicated unit trucks at quarter end totaled 5,185 or 63% of the total TTS segment fleet, compared to 4,920 trucks, or 64%, a year ago
•8.8% increase in TTS average revenues per truck per week

During first quarter 2022, Dedicated continued to experience strong freight demand from its customers. One-Way Truckload experienced customer freight demand during first quarter 2022 that was strong in January and February and moderated in March from strong to very good, relative to March freight demand over the last five years. During April, Dedicated freight demand remained strong and One-Way Truckload demand remained very good.

Comparisons of key financial metrics for the TTS segment, including operating ratios (actual and net of fuel surcharge revenues), are shown in the table below.

Werner Enterprises, Inc. - Release of May 3, 2022

Key Truckload Transportation Services Segment Financial Metrics

	Three Months Ended March 31,
(In thousands)	2022	2021	Y/Y Change
Trucking revenues, net of fuel surcharge	$472,361	$410,652	15%
Trucking fuel surcharge revenues	79,815	47,459	68%
Non-trucking and other revenues	6,241	4,838	29%
Total revenues	$558,417	$462,949	21%

Operating income	$76,093	$57,628	32%
Operating margin	13.6%	12.4%	120 bps
Operating ratio	86.4%	87.6%	(120) bps
Adjusted operating income (1)	$78,273	$58,886	33%
Adjusted operating margin (1)	14.0%	12.7%	130 bps
Adjusted operating margin, net of fuel surcharge (1)	16.4%	14.2%	220 bps
Adjusted operating ratio (1)	86.0%	87.3%	(130) bps
Adjusted operating ratio, net of fuel surcharge (1)	83.6%	85.8%	(220) bps
(1) See attached Reconciliation of Non-GAAP Financial Measures - Truckload Transportation Services (TTS) Segment.

Werner Logistics Segment

•Revenues of $189.0 million increased $51.2 million, or 37%
•Operating income of $8.7 million increased $4.1 million
•Operating margin of 4.6% increased 130 bps
•Non-GAAP adjusted operating margin of 4.9% increased 230 bps from 2.6%

Logistics revenues of $189.0 million increased 37%. Logistics revenues increased 55%, when excluding Werner Global Logistics (WGL) revenues from first quarter 2021. Werner sold WGL in first quarter 2021.

Truckload Logistics revenues (67% of total Logistics revenues) increased 46%, driven by a 24% increase in revenues per shipment and a 19% increase in shipments.

Intermodal revenues (23% of Logistics revenues) increased 29%, supported by a 37% increase in revenues per shipment, partially offset by a 6% decrease in shipments.

Final Mile revenues (10% of Logistics revenues) increased $18.1 million, primarily due to growth from the November NEHDS acquisition.

Logistics adjusted operating income improved $5.6 million in first quarter due to the 37% revenue growth and 230 bps of operating margin expansion.

Werner Enterprises, Inc. - Release of May 3, 2022

Key Werner Logistics Segment Financial Metrics

	Three Months Ended March 31,
(In thousands)	2022	2021	Y/Y Change
Total revenues	$189,008	$137,853	37%
Operating expenses:
Purchased transportation expense	157,521	120,527	31%
Other operating expenses	22,806	12,752	79%
Total operating expenses	180,327	133,279	35%
Operating income	$8,681	$4,574	90%
Operating margin	4.6%	3.3%	130 bps
Adjusted operating income (1)	$9,181	$3,561	158%
Adjusted operating margin (1)	4.9%	2.6%	230 bps
(1) See attached Reconciliation of Non-GAAP Financial Measures - Werner Logistics Segment.

Cash Flow and Capital Allocation

Cash flow from operations in first quarter 2022 was $155.0 million compared to $135.9 million in first quarter 2021, an increase of 14%.

Net capital expenditures in first quarter 2022 were $37.1 million compared to $37.9 million in first quarter 2021, a decrease of 2%. We plan to continue to invest in new trucks and trailers and our terminals to improve our driver experience, optimize operational efficiency and more effectively manage our maintenance, safety and fuel costs. The average ages of our truck and trailer fleets were 2.3 years and 4.6 years, respectively, as of March 31, 2022.

Gains on sales of equipment in first quarter 2022 were $20.5 million, or $0.23 per share, compared to $10.5 million, or $0.11 per share, in first quarter 2021. Year over year, we sold fewer trucks and trailers and realized substantially higher average gains per truck and trailer due to the significantly improved pricing market for our used equipment. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

During the quarter, we repurchased 845,100 shares of common stock for a total cost of $36.2 million, or an average price of $42.81 per share. As of March 31, 2022, we had 4.2 million shares remaining under our share repurchase authorization.

As of March 31, 2022, we had $126 million of cash and over $1.3 billion of stockholders’ equity. Total debt outstanding was $426 million at March 31, 2022. After considering letters of credit issued, we had available liquidity consisting of cash and available borrowing capacity as of March 31, 2022 of $442 million.

Werner Enterprises, Inc. - Release of May 3, 2022

2022 Guidance Metrics and Assumptions
The following table summarizes our updated 2022 guidance and assumptions:

2022 Guidance	Prior (as of 2/3/22)	Actual (as of 3/31/22)	New (as of 5/3/22)	Commentary
TTS truck growth from BoY to EoY	2% to 5% (annual)	(1)% (1Q22)	2% to 5% (annual)	Subject to driver availability and timing of delivery of new trucks from OEM’s
Net capital expenditures	$275M to $325M (annual)	$37.1M (1Q22)	$250M to $300M (annual)	Subject to timing of delivery of new trucks and trailers from OEM’s
TTS Guidance
Dedicated RPTPW* growth	3% to 5% (annual)	7.3% (1Q22 vs. 1Q21)	4% to 6% (annual)	Strong rate levels partially offset by lower miles per truck
One-Way Truckload RPTM* growth	16% to 19% (1H22 vs. 1H21)	20.8% (1Q22 vs. 1Q21)	14% to 17% (2Q22 vs. 2Q21)	Continued strong contractual rate increases, moderating spot rates combined with fleet mix changes
Assumptions
Effective income tax rate	24.5% to 25.5% (annual)	24.1% (1Q22)	24.5% to 25.5% (annual)
Truck age Trailer age	2.2 years 4.8 years	2.3 years 4.6 years	2.2 years 4.8 years	Subject to availability and timing of delivery of new trucks and trailers from OEM’s
* Net of fuel surcharge revenues

Werner Enterprises, Inc. - Release of May 3, 2022

Call Information

Werner Enterprises, Inc. will conduct a conference call to discuss first quarter 2022 earnings today beginning at 4:00 p.m. CT. The news release, live webcast of the earnings conference call, and accompanying slide presentation will be available at werner.com in the “Investors” section under “News & Events” and then “Events Calendar.” To participate in the conference call, please dial (844) 701-1165 (domestic) or (412) 317-5498 (international). Please mention to the operator that you are dialing in for the Werner Enterprises call.

A replay of the conference call will be available on May 3, 2022 at approximately 6:00 p.m. CT through June 3, 2022 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and using the access code 4137463. A replay of the webcast will also be available at werner.com in the “Investors” section under “News & Events” and then “Events Calendar.”

About Werner Enterprises

Werner Enterprises, Inc. (Nasdaq: WERN) delivers superior truckload transportation and logistics services to customers across the United States, Mexico and Canada. With 2021 revenues of $2.7 billion, an industry-leading modern truck and trailer fleet, over 13,500 talented associates and our innovative Werner EDGE technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight management, intermodal and final mile. As an industry leader, Werner is deeply committed to promoting sustainability and supporting diversity, equity and inclusion.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission (“SEC”), through the issuance of press releases or by other methods of public disclosure.

Contact:
John J. Steele
Executive Vice President, Treasurer
and Chief Financial Officer
(402) 894-3036

Source: Werner Enterprises, Inc.

Werner Enterprises, Inc. - Release of May 3, 2022

Consolidated Financial Information

INCOME STATEMENT
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2022		2021
	$	%	$	%
Operating revenues	$764,605	100.0	$616,446	100.0
Operating expenses:
Salaries, wages and benefits	241,996	31.6	204,853	33.2
Fuel	88,421	11.6	50,838	8.2
Supplies and maintenance	57,025	7.5	46,147	7.5
Taxes and licenses	23,833	3.1	23,233	3.8
Insurance and claims	27,492	3.6	22,056	3.6
Depreciation and amortization	67,229	8.8	63,951	10.4
Rent and purchased transportation	185,237	24.2	146,493	23.8
Communications and utilities	3,926	0.5	3,022	0.5
Other	(14,065)	(1.8)	(6,618)	(1.1)
Total operating expenses	681,094	89.1	553,975	89.9
Operating income	83,511	10.9	62,471	10.1
Other expense (income):
Interest expense	1,439	0.2	838	0.1
Interest income	(275)	(0.1)	(297)	—
Loss on investments in equity securities	9,806	1.3	—	—
Other	73	—	42	—
Total other expense (income)	11,043	1.4	583	0.1
Income before income taxes	72,468	9.5	61,888	10.0
Income tax expense	17,433	2.3	15,396	2.5
Net income	55,035	7.2	46,492	7.5
Net income attributable to noncontrolling interest	(1,286)	(0.2)	—	—
Net income attributable to Werner	$53,749	7.0	$46,492	7.5
Diluted shares outstanding	65,878		68,223
Diluted earnings per share	$0.82		$0.68

Werner Enterprises, Inc. - Release of May 3, 2022

CONDENSED BALANCE SHEET
(In thousands, except share amounts)

	March 31, 2022	December 31, 2021
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$125,949	$54,196
Accounts receivable, trade, less allowance of $9,539 and $9,169, respectively	449,602	460,518
Other receivables	25,907	24,449
Inventories and supplies	12,105	11,140
Prepaid taxes, licenses and permits	13,716	17,549
Other current assets	51,075	63,361
Total current assets	678,354	631,213
Property and equipment	2,600,896	2,557,825
Less – accumulated depreciation	991,296	944,582
Property and equipment, net	1,609,600	1,613,243
Goodwill	74,404	74,618
Intangible assets, net	53,956	55,315
Other non-current assets (1)	232,712	229,324
Total assets	$2,649,026	$2,603,713

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$113,657	$93,987
Current portion of long-term debt	5,000	5,000
Insurance and claims accruals	66,818	72,594
Accrued payroll	50,367	44,333
Accrued expenses	30,061	28,758
Other current liabilities	24,368	24,011
Total current liabilities	290,271	268,683
Long-term debt, net of current portion	421,250	422,500
Other long-term liabilities	47,757	43,314
Insurance and claims accruals, net of current portion (1)	241,690	237,220
Deferred income taxes	269,361	268,499
Total liabilities	1,270,329	1,240,216
Temporary equity - redeemable noncontrolling interest	37,233	35,947
Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 65,057,763 and 65,790,112 shares outstanding, respectively	805	805
Paid-in capital	121,157	121,904
Retained earnings	1,713,046	1,667,104
Accumulated other comprehensive loss	(15,820)	(20,604)
Treasury stock, at cost; 15,475,773 and 14,743,424 shares, respectively	(477,724)	(441,659)
Total stockholders’ equity	1,341,464	1,327,550
Total liabilities, temporary equity and stockholders’ equity	$2,649,026	$2,603,713
(1) Under the terms of our insurance policies, we are the primary obligor of the damage award in the previously mentioned adverse jury verdict, and as such, we have recorded a $79.2 million receivable from our third-party insurance providers in other non-current assets and a corresponding liability of the same amount in the long-term portion of insurance and claims accruals in the unaudited condensed balance sheets as of March 31, 2022 and December 31, 2021.

Werner Enterprises, Inc. - Release of May 3, 2022

SUPPLEMENTAL INFORMATION
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2022	2021
Capital expenditures, net	$37,074	$37,866
Cash flow from operations	154,957	135,867
Return on assets (annualized)	8.4%	8.6%
Return on equity (annualized)	16.0%	15.4%

Segment Financial and Operating Statistics Information

SEGMENT INFORMATION
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2022	2021
Revenues
Truckload Transportation Services	$558,417	$462,949
Werner Logistics	189,008	137,853
Other (1)	17,513	15,399
Corporate	389	379
Subtotal	765,327	616,580
Inter-segment eliminations (2)	(722)	(134)
Total	$764,605	$616,446
Operating Income
Truckload Transportation Services	$76,093	$57,628
Werner Logistics	8,681	4,574
Other (1)	445	866
Corporate	(1,708)	(597)
Total	$83,511	$62,471
`
(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.
(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

Werner Enterprises, Inc. - Release of May 3, 2022

OPERATING STATISTICS BY SEGMENT
(Unaudited)

	Three Months Ended March 31,
	2022	2021	% Chg
Truckload Transportation Services segment
Average trucks in service	8,238	7,790	5.8%
Average revenues per truck per week (1)	$4,411	$4,055	8.8%
Total trucks (at quarter end)
Company	7,960	7,360	8.2%
Independent contractor	265	375	(29.3)%
Total trucks	8,225	7,735	6.3%
Total trailers (at quarter end)	26,185	22,710	15.3%
One-Way Truckload
Trucking revenues, net of fuel surcharge (in 000’s)	$186,760	$156,839	19.1%
Average trucks in service	3,064	2,856	7.3%
Total trucks (at quarter end)	3,040	2,815	8.0%
Average percentage of empty miles	11.75%	11.35%	3.5%
Average revenues per truck per week (1)	$4,690	$4,224	11.0%
Average % change YOY in revenues per total mile (1)	20.8%	9.5%
Average % change YOY in total miles per truck per week	(8.1)%	(7.7)%
Average completed trip length in miles (loaded)	716	853	(16.1)%
Dedicated
Trucking revenues, net of fuel surcharge (in 000’s)	$285,601	$253,813	12.5%
Average trucks in service	5,174	4,934	4.9%
Total trucks (at quarter end)	5,185	4,920	5.4%
Average revenues per truck per week (1)	$4,247	$3,957	7.3%
Werner Logistics segment
Average trucks in service	53	39	35.9%
Total trucks (at quarter end)	54	39	38.5%
Total trailers (at quarter end)	1,605	1,440	11.5%
(1) Net of fuel surcharge revenues

Non-GAAP Financial Measures and Reconciliations

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we provide certain non-GAAP financial measures as defined by the SEC Regulation G, including non-GAAP adjusted operating income; non-GAAP adjusted operating margin; non-GAAP adjusted operating margin, net of fuel surcharge; non-GAAP adjusted net income attributable to Werner; non-GAAP adjusted diluted earnings per share; non-GAAP adjusted operating revenues, net of fuel surcharge; non-GAAP adjusted operating expenses; non-GAAP adjusted operating expenses, net of fuel surcharge; non-GAAP adjusted operating ratio; and non-GAAP adjusted operating ratio, net of fuel surcharge. We believe these non-GAAP financial measures provide a more useful comparison of our performance from period to period because they exclude the effect of items that, in our opinion, do not reflect our core operating performance. Our non-GAAP financial measures are not meant to be considered in isolation or as substitutes for their comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Werner Enterprises, Inc. - Release of May 3, 2022

The following tables present reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure as required by SEC Regulation G. In addition, information regarding each of the excluded items as well as our reasons for excluding them from our non-GAAP results is provided below.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES – CONSOLIDATED
(unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2022		2021
Non-GAAP Adjusted Operating Income and Non-GAAP Adjusted Operating Margin (1)	$	% of Op. Rev.	$	% of Op. Rev.
Operating income and operating margin – (GAAP)	$83,511	10.9%	$62,471	10.1%
Non-GAAP adjustments:
Insurance and claims (2)	1,321	0.2%	1,258	0.2%
Gain on sale of Werner Global Logistics (3)	—	—%	(1,013)	(0.1)%
Amortization of intangible assets (4)	1,359	0.2%	—	—%
Non-GAAP adjusted operating income and non-GAAP adjusted operating margin	$86,191	11.3%	$62,716	10.2%

	Three Months Ended March 31,
	2022		2021
Non-GAAP Adjusted Net Income Attributable to Werner and Non-GAAP Adjusted Diluted EPS (1)	$	Diluted EPS	$	Diluted EPS
Net income attributable to Werner and diluted EPS – (GAAP)	$53,749	$0.82	$46,492	$0.68
Non-GAAP adjustments:
Insurance and claims (2)	1,321	0.02	1,258	0.02
Gain on sale of Werner Global Logistics (3)	—	—	(1,013)	(0.02)
Amortization of intangible assets, net of amount attributable to noncontrolling interest (4)	1,187	0.02	—	—
Loss on investments in equity securities (5)	9,806	0.15	—	—
Income tax effect of above adjustments (6)	(3,079)	(0.05)	(61)	—
Non-GAAP adjusted net income attributable to Werner and non-GAAP adjusted diluted EPS	$62,984	$0.96	$46,676	$0.68

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES – TRUCKLOAD TRANSPORTATION SERVICES (TTS) SEGMENT
(unaudited)
(In thousands)

	Three Months Ended March 31,
	2022		2021
Non-GAAP Adjusted Operating Income and Non-GAAP Adjusted Operating Margin (1)	$	% of Op. Rev.	$	% of Op. Rev.
Operating income and operating margin – (GAAP)	$76,093	13.6%	$57,628	12.4%
Non-GAAP adjustments:
Insurance and claims (2)	1,321	0.2%	1,258	0.3%
Amortization of intangible assets (4)	859	0.2%	—	—%
Non-GAAP adjusted operating income and non-GAAP adjusted operating margin	$78,273	14.0%	$58,886	12.7%

Werner Enterprises, Inc. - Release of May 3, 2022

	Three Months Ended March 31,
	2022		2021
Non-GAAP Adjusted Operating Expenses and Non-GAAP Adjusted Operating Ratio (1)	$	% of Op. Rev.	$	% of Op. Rev.
Operating expenses and operating ratio – (GAAP)	$482,324	86.4%	$405,321	87.6%
Non-GAAP adjustments:
Insurance and claims (2)	(1,321)	(0.2)%	(1,258)	(0.3)%
Amortization of intangible assets (4)	(859)	(0.2)%	—	—%
Non-GAAP adjusted operating expenses and non-GAAP adjusted operating ratio	$480,144	86.0%	$404,063	87.3%

	Three Months Ended March 31,
Non-GAAP Adjusted Operating Expenses, Net of Fuel Surcharge; Non-GAAP Adjusted Operating Margin, Net of Fuel Surcharge; and Non-GAAP Adjusted Operating Ratio, Net of Fuel Surcharge (1)	2022	2021
	$	$
Operating revenues – (GAAP)	$558,417	$462,949
Less: Trucking fuel surcharge (7)	(79,815)	(47,459)
Operating revenues, net of fuel surcharge – (Non-GAAP)	478,602	415,490
Operating expenses – (GAAP)	482,324	405,321
Non-GAAP adjustments:
Trucking fuel surcharge (7)	(79,815)	(47,459)
Insurance and claims (2)	(1,321)	(1,258)
Amortization of intangible assets (4)	(859)	—
Non-GAAP adjusted operating expenses, net of fuel surcharge	400,329	356,604
Non-GAAP adjusted operating income	$78,273	$58,886
Non-GAAP adjusted operating margin, net of fuel surcharge	16.4%	14.2%
Non-GAAP adjusted operating ratio, net of fuel surcharge	83.6%	85.8%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES – WERNER LOGISTICS SEGMENT
(unaudited)
(In thousands)

	Three Months Ended March 31,
	2022		2021
Non-GAAP Adjusted Operating Income and Non-GAAP Adjusted Operating Margin (1)	$	% of Op. Rev.	$	% of Op. Rev.
Operating income and operating margin – (GAAP)	$8,681	4.6%	$4,574	3.3%
Non-GAAP adjustments:
Gain on sale of Werner Global Logistics (3)	—	—%	(1,013)	(0.7)%
Amortization of intangible assets (4)	500	0.3%	—	—%
Non-GAAP adjusted operating income and non-GAAP adjusted operating margin	$9,181	4.9%	$3,561	2.6%

(1) Non-GAAP adjusted operating income; non-GAAP adjusted operating margin; non-GAAP adjusted operating margin, net of fuel surcharge; non-GAAP adjusted net income attributable to Werner; non-GAAP adjusted diluted earnings per share; non-GAAP adjusted operating revenues, net of fuel surcharge; non-GAAP adjusted operating expenses; non-GAAP adjusted operating expenses, net of fuel surcharge; non-GAAP adjusted operating ratio; and non-GAAP adjusted operating ratio, net of fuel surcharge should be considered in addition to, rather than as substitutes for, GAAP operating income; GAAP operating margin; GAAP net income attributable to Werner; GAAP diluted earnings per share; GAAP operating revenues; GAAP operating expenses; and GAAP operating ratio, which are their most directly comparable GAAP financial measures.

(2) We accrued pre-tax insurance and claims expense for interest related to a previously disclosed excess adverse jury verdict rendered on May 17, 2018 in a lawsuit arising from a December 2014 accident. The Company is appealing this verdict. Additional information about the accident was included in our Current Report on Form 8-K dated May 17, 2018. Under our insurance policies in effect on the date of this accident, our maximum liability for this accident is $10.0 million (plus pre-judgment and post-judgment interest) with premium-based insurance coverage that exceeds the jury verdict amount. We continue to accrue pre-tax insurance and claims expense for Interest at $0.4 million per month until such time as the outcome of our appeal is finalized. Management believes excluding the effect of this item provides a more useful comparison of our performance from period to period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(3) During first quarter 2021, we sold Werner Global Logistics (“WGL”) freight forwarding services for international ocean and air shipments to Scan Global Logistics Group, which resulted in the pre-tax gain on sale. Management believes excluding the effect of this unusual and infrequent item provides a more useful comparison of our performance from period to period. This item is included in our Werner Logistics segment in our Segment Information table.

(4) Amortization expense related to intangible assets acquired in the ECM Associated, LLC (“ECM”) and NEHDS Logistics, LLC (“NEHDS”) acquisitions on July 1, 2021 and November 22, 2021, respectively, is excluded because management does not believe it is indicative of our core operating performance. Amortization expense for ECM and NEHDS is included in our Truckload Transportation Services and Werner Logistics segments, respectively, in our Segment Information table.

Werner Enterprises, Inc. - Release of May 3, 2022

(5) Represents non-operating mark-to-market adjustments for unrealized gains/losses on our minority equity investments, which we account for under ASC 321, Investments - Equity Securities. We record changes in the value of our investments in equity securities in other expense (income) in our Income Statement. Management believes excluding the effect of gains/losses on our investments in equity securities provides a more useful comparison of our performance from period to period.

(6) The income tax effect of the non-GAAP adjustments is calculated using the incremental income tax rate excluding discrete items, and the income tax effect for 2021 has been updated to reflect the annual incremental income tax rate.

(7) Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the TTS segment operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting the fuel surcharges against fuel expenses. Management believes netting fuel surcharge revenues, which are generally a more volatile source of revenue, against fuel expenses provides a more consistent basis for comparing the results of operations from period to period.